Royal Bank of Canada	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806

Pricing Supplement Dated October 25, 2012 To the Prospectus Dated January 28, 2011, and Prospectus Supplement Dated January 28, 2011	$1,000,000,000 0.80% Senior Notes, Due October 30, 2015 Royal Bank of Canada

We will pay interest on the 0.80% Senior Notes, due October 30, 2015, which we refer to in this pricing supplement as the Notes, semi-annually on April 30 and October 30 of each year.  We will make the first interest payment on April 30, 2013.  The Notes will mature on October 30, 2015.  The Notes will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.  We will issue the Notes in minimum denominations of $1,000 and integral multiples thereof.

We may not redeem the Notes prior to their maturity.  There is no sinking fund for the Notes.  All payments on the Notes are subject to our credit risk.

The CUSIP number for the Notes is 78008SPH3.

The Notes will not be listed on any securities exchange.

Investing in the Notes involves a number of risks.  See “Risk Factors” on page P-4 of this pricing supplement and beginning on page S-1 of the prospectus supplement dated January 28, 2011.

The Notes are unsecured and are not savings accounts or insured deposits of a bank.  The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	99.976%	$999,760,000
Underwriting discount	0.150%	$1,500,000
Proceeds to Royal Bank of Canada	99.826%	$998,260,000

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company (including through its indirect participants Euroclear, Clearstream, Luxembourg and CDS Clearing and Depository Services Inc.) on or about October 30, 2012, against payment in immediately available funds.

Lead Managers
RBC Capital Markets	Goldman, Sachs & Co.	nabSecurities, LLC

0.80% Senior Notes, Due October 30, 2015 Royal Bank of Canada

TERMS OF THE NOTES

We describe the basic features of the Notes in the sections of the prospectus dated January 28, 2011 called “Description of Debt Securities” and prospectus supplement dated January 28, 2011 called “Description of the Notes We May Offer,” subject to and as modified by the provisions described below.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Title of Series:	0.80% Senior Notes, due October 30, 2015

Ranking:	Senior

Aggregate Principal Amount Initially Being Issued:	US $1,000,000,000

Currency:	U.S. Dollars

Minimum Denominations:	$1,000 and integral multiples thereof

Pricing Date:	October 25, 2012

Issue Date:	October 30, 2012

Maturity Date:	October 30, 2015

CUSIP / ISIN:	78008SPH3 / US78008SPH30

Interest Rate:	For each Interest Period, the Notes will bear interest at the fixed rate of 0.80% per annum.

Interest Payment Dates:	Semi-Annually, on April 30 and October 30 of each year, beginning on April 30, 2013 and ending on the Maturity Date, subject to the Business Day Convention, as described below.

Interest Periods:
The Notes will bear interest from and including each Interest Payment Date (or in the case of the initial Interest Period, the Issue Date) to but excluding the following Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date) (each such period, an “Interest Period”), subject to the Business Day Convention, as described below.

Day Count Fraction:	Interest will be computed and paid on a 30/360 basis (based upon a 360-day year of twelve 30-day months).

Business Day Convention:
If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

Business Day:	A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

Record Dates for Interest Payments:	The fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.

0.80% Senior Notes, Due October 30, 2015 Royal Bank of Canada

Redemption at Our Option:	Not applicable.

Repayment at Option of Holder:	Not applicable

Lead Managers:	RBC Capital Markets, LLC, Goldman, Sachs & Co., and nabSecurities, LLC

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Public Offering Price:	99.976%

Agents’ Discount:	0.150%

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011 and through CDS Clearing and Depository Services Inc. (“CDS”) as described in “Clearance and Settlement”).

Terms Incorporated in the Master Note:
All of the terms appearing above and including the item captioned “Repayment at Option of Holder” under the caption “Terms of the Notes” on pages P-2 and P-3 of this pricing supplement.

The Notes are part of a series of senior debt securities of Royal Bank entitled “Senior Global Medium-Term Notes, Series E.”  The Notes will have the CUSIP No. 78008SPH3.

0.80% Senior Notes, Due October 30, 2015 Royal Bank of Canada

RISK FACTORS

An investment in the Notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated January 28, 2011, and the accompanying prospectus supplement, dated January 28, 2011.  The Notes are not secured debt.  You should carefully consider whether the Notes are suited to your particular circumstances.  This pricing supplement should be read together with the accompanying prospectus, dated January 28, 2011 and the accompanying prospectus supplement, dated January 28, 2011.  The information in the accompanying prospectus and accompanying prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement.  This section describes the most significant risks relating to an investment in the Notes.  We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and accompanying prospectus supplement, before investing in the Notes.

Investors Are Subject to Our Credit Risk, and Market Perceptions About Our Creditworthiness May Adversely Affect the Market Value of the Notes.

Investors are dependent on our ability to pay all amounts due on the Notes on the interest payment dates and at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the Notes.

The Market Value of the Notes May Be Influenced by Unpredictable Factors.

The market value of your Notes may fluctuate between the date you purchase them and the Maturity Date. Several factors, many of which are beyond our control, will influence the market value of the Notes. Factors that may influence the market value of the Notes include:

•	supply and demand for the Notes, including inventory positions with the underwriters or any other market-maker;

•	interest rates in the market and expectations about future interest rates;

•	the creditworthiness of Royal Bank;

•	the time remaining to the maturity of the Notes; and

•	economic, financial, political, regulatory or judicial events that affect financial markets generally.

The Notes Will Not Be Listed on Any Securities Exchange and Secondary Trading May Be Limited.

The Notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Notes.  The underwriters may, but are not obligated to, make a market in the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which the underwriters are willing to transact.  If at any time the underwriters were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes.  Accordingly, you should be willing to hold your Notes to maturity.

0.80% Senior Notes, Due October 30, 2015 Royal Bank of Canada

ADDITIONAL AMOUNTS

We will pay any amounts to be paid by us on the Notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the Notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a Note, which we refer to as an “Excluded Holder”, in respect of a beneficial owner:

(i)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the Notes, the holding of Notes or the receipt of payments thereunder;

(iii)
which presents such Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a Note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any Note means:

(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior  to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the Notes in accordance with the indenture; or

(iv)
which could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the Notes at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

0.80% Senior Notes, Due October 30, 2015 Royal Bank of Canada

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain U.S. and Canadian tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of the material U.S. federal income tax consequences of owning the Notes, please see the section “Tax Consequences—United States Taxation” in the accompanying prospectus.  We have determined that the Notes will not be treated as issued with a greater than de minimis amount of original issue discount for U.S. federal income tax purposes.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supersedes and replaces the tax discussion under the accompanying prospectus dated January 28, 2011, and prospectus supplement dated January 28, 2011.

In the opinion of our Canadian tax counsel, Norton Rose Canada LLP, the following summary describes the material Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Tax Act”), generally applicable to an initial purchaser of Notes who acquires Notes pursuant to this pricing supplement, and who, at all relevant times and for the purposes of the Tax Act, deals at arm’s length and is not affiliated with Royal Bank, acquires and holds the Notes as capital property, and is entitled to receive all payments of interest and principal under the Notes (a “noteholder”).

This summary is not applicable to a noteholder (i) that is a “financial institution” for purposes of the “mark-to-market” rules, (ii) an interest in which is a “tax shelter investment”, or (iii) that has elected to report its “Canadian tax results” in a currency other than the Canadian currency, all as defined in the Tax Act.  Such holders should consult their own tax advisors.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act or such Regulations publicly announced by the federal Minister of Finance (Canada) prior to the date hereof (the “Proposals”) and our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing by it.  Except for the Proposals, this summary does not take into account or anticipate any changes (including retroactive changes) in the law or the administrative policies or assessing practices of the CRA, whether by judicial, regulatory, governmental or legislative action, nor does it take into account tax laws of any province or territory of Canada, or of any jurisdiction outside Canada.  Provisions of provincial income tax legislation vary from province to province in Canada and may differ from federal income tax legislation.  No assurance can be given that the Proposals will be implemented in their current form, or at all.

This summary is of a general nature only and is not intended to constitute, nor should it be relied upon or construed as, tax advice to any particular noteholder nor is it exhaustive of all possible Canadian federal income tax considerations.  For purposes of this summary, it is assumed that a noteholder will neither undertake nor arrange a transaction in respect of the Notes primarily for the purpose of obtaining a tax benefit.  Noteholders should consult their own tax advisors as to the overall consequences of their acquisition, ownership and disposition of Notes having regard to their particular circumstances.  In particular, noteholders should consult their tax advisors as to whether they will hold the Notes as capital property for purposes of the Tax Act, which determination should take into account, among other factors, whether the Notes are acquired with the intention or secondary intention of selling them prior to their maturity date.

0.80% Senior Notes, Due October 30, 2015 Royal Bank of Canada

Noteholders Resident in Canada

The following discussion applies to a noteholder who, at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention, is or is deemed to be resident in Canada (a “Resident Holder”).

Certain Resident Holders who might not otherwise be considered to hold their Notes as capital property may, in certain circumstances, be entitled to have the Notes, and all other “Canadian securities” (as defined in the Tax Act) owned by such Resident Holders, treated as capital property by making the irrevocable election permitted by Subsection 39(4) of the Tax Act.

Interest

A Resident Holder that is a corporation, partnership, unit trust or a trust of which a corporation or partnership is a beneficiary will be required to include in computing its income for a taxation year the entire amount of such interest on the Notes that accrues to it to the end of that year or becomes receivable or is received by it before the end of that year, to the extent that such interest was not included in computing the Resident Holder’s income for a preceding taxation year.

Any other Resident Holder, including an individual, will be required to include in computing its income for a taxation year the amount of such interest on the Notes that is received or receivable by such Resident Holder in that year (depending on the method regularly followed by the Resident Holder in computing its income) to the extent that such interest was not included in computing the Resident Holder’s income for a preceding taxation year.

To the extent that the principal amount of a Note exceeds the amount for which it is issued, the excess (the “discount”) may be required to be included in computing a Resident Holder’s income as interest (or deemed interest) either (i) in each taxation year in which all or a portion of such amount accrues (in circumstances where the discount is or is deemed to be interest) or (ii) in the taxation year in which the discount is received or receivable by the Resident Holder.  In the former case, if the discount is (or is deemed to be) interest to a Resident Holder, such Resident Holder would be required to include in income annually the portion of such interest (or deemed interest) that accrues to such Resident Holder in the manner prescribed by the Regulations, notwithstanding that the discount will not be received or receivable until repayment.  Resident Holders should consult their tax advisors as to the Canadian tax treatment of the discount.

Redemption or other Disposition of Notes

On a disposition or a deemed disposition of a Note (including a redemption or a repayment at maturity), a Resident Holder will generally be required to include in computing its income for the taxation year in which the disposition occurs all interest that accrued or is deemed to accrue on the Note from the date of the last interest payment to the date of disposition, except to the extent that such interest has otherwise been included in the Resident Holder’s income for that year or a preceding taxation year. A Resident Holder who disposes or is deemed to have disposed of a Note (including on maturity of the Notes or pursuant to a redemption or other acquisition by us) should realize a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of amounts included in income as interest and any reasonable costs of disposition, exceed (or are less than) the Resident Holder’s adjusted cost base of the Notes.  Resident Holders who dispose of Notes prior to the maturity date thereof, particularly those who dispose of Notes shortly prior to the maturity date thereof, should consult their own tax advisors with respect to their particular circumstances.

Treatment of Capital Gains and Losses

One-half of any capital gain realized will constitute a taxable capital gain that must be included in the calculation of the Resident Holder’s income.  One-half of any capital loss incurred will constitute an allowable capital loss that is deductible against taxable capital gains of the Resident Holder, subject to and in accordance with the provisions of the Tax Act. Capital gains realized by an individual or a trust, other than certain trusts, may give rise to alternative minimum tax under the Tax Act.

0.80% Senior Notes, Due October 30, 2015 Royal Bank of Canada

Additional Refundable Tax

A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be subject to an additional refundable tax of 6 2/3% on investment income, including interest and taxable capital gains.

Currency

All amounts relating to the acquisition, holding or disposition of the Notes must be converted into Canadian dollars based on the relevant exchange rate quoted by the Bank of Canada at noon on the relevant day or such other rate or rates of exchange acceptable to the Ministry of Finance (Canada).  A Resident Holder may realize a capital gain or capital loss by virtue of exchange rate fluctuations.  The amount of interest required to be included in computing the Resident Holder’s income for a taxation year will also be affected by fluctuations in the relevant exchange rate.

Noteholders Not Resident in Canada

The following discussion applies to a noteholder who, at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention, is not resident and is not deemed to be resident in Canada, who deals at arm’s length with any Canadian resident (or deemed Canadian resident) to whom the noteholder disposes the Notes, and who does not use or hold and is not deemed to use or hold Notes in or in the course of carrying on a business in Canada and is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).

Interest paid or credited or deemed to be paid or credited on a Note to a Non-resident Holder will not be subject to Canadian non-resident withholding tax and there are generally no other taxes on income (including taxable capital gains) payable in respect of a Note or interest, discount or premium thereon by a Non-resident Holder.

0.80% Senior Notes, Due October 30, 2015 Royal Bank of Canada

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan‘s particular circumstances before authorizing an investment in the debt securities.

Any purchaser or holder of debt securities or any interest therein will be deemed to have represented (both on behalf of itself and any plan) by its purchase and holding of the debt securities that either (1) it is not a plan and is not purchasing those debt securities on behalf of or with “plan assets” of any plan or (2) the purchase and holding of the debt securities will not constitute a non-exempt prohibited transaction under ERISA or the Internal Revenue Code. In addition, any purchaser or holder of debt securities or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding or, if applicable, exchange of the debt securities that its purchase and holding will not violate the provisions of any similar law.

For a further discussion of benefit plan investor considerations, please see the discussion under the heading “Benefit Plan Investor Considerations” in the accompanying prospectus, dated January 28, 2011.

0.80% Senior Notes, Due October 30, 2015 Royal Bank of Canada

CLEARANCE AND SETTLEMENT

The discussion below supplements the discussion under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus, dated January 28, 2011 and is subject to the limitations and exceptions set forth therein.  Unless the context otherwise requires or as set forth in herein, any references to settlement through Euroclear or Clearstream in the accompanying prospectus shall also include settlement through CDS.

The Notes will settle through DTC, and its indirect participants Euroclear, Clearstream and CDS.  For a description of DTC and Euroclear, see “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus, dated January 28, 2011.

Considerations Relating to CDS

CDS is Canada’s national securities clearing and depository services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants (“CDS Participants”) include banks, investment dealers and trust companies, and may include the underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Transfers of ownership and other interests, including cash distributions, in bonds in CDS may only be processed through CDS Participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depository.

CDS is wholly-owned by The Canadian Depositary for Securities Limited, a private corporation owned one-third by investment dealers, one-third by banks and one-third by trust companies through their respective industry associations. CDS is the exclusive clearing house for equity trading on both the Toronto and Montreal exchanges and also clears a substantial volume of “over-the-counter” trading in equities and bonds.

If you plan to hold your interest in the Notes through CDS, you will follow the settlement procedures in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds.

0.80% Senior Notes, Due October 30, 2015 Royal Bank of Canada

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICT OF INTERESTS)

On October 25, 2012, we entered into a terms agreement with the underwriters pursuant to the Distribution Agreement, dated January 28, 2011, among us and the agents party thereto for the purchase and sale of the Notes.  We have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, the principal amount of the Notes shown opposite its name at the public offering price set forth above.

Name	Principal Amount of Notes
RBC Capital Markets, LLC	$300,000,000.00
Goldman, Sachs & Co.	$300,000,000.00
nabSecurities, LLC	$300,000,000.00
ANZ Securities, Inc.	$6,700,000.00
Barclays Capital Inc.	$6,700,000.00
Citigroup Global Markets Inc.	$6,700,000.00
Credit Agricole Securities (USA) Inc.	$6,700,000.00
Credit Suisse Securities (USA) LLC	$6,700,000.00
Deutsche Bank Securities Inc.	$6,700,000.00
Fifth Third Securities, Inc.	$6,700,000.00
HSBC Securities (USA) Inc.	$6,700,000.00
ING Financial Markets LLC	$6,700,000.00
J.P. Morgan Securities LLC	$6,700,000.00
National Bank of Canada Financial Inc.	$6,600,000.00
SG Americas Securities, LLC	$6,600,000.00
SunTrust Robinson Humphrey, Inc.	$6,600,000.00
UBS Securities LLC	$6,600,000.00
Wells Fargo Securities, LLC	$6,600,000.00
Total	$1,000,000,000.00

The underwriters may sell the Notes to certain dealers at the public offering price, less a concession that will not exceed 0.10% of their principal amount.  The underwriters and those dealers may resell the Notes to other dealers at a reallowance discount that will not exceed 0.05% of their principal amount.  After the initial offering of the Notes, the concession and reallowance discounts on the Notes may change.

We estimate that the total offering expenses for the Notes, excluding underwriting discounts and commissions, will be approximately $133,000.

Subject to the terms and conditions of the terms agreement, the underwriters have agreed to purchase the Notes as principal, for their own account at a purchase price equal to the issue price specified on the front cover of this pricing supplement, less an underwriting discount of 0.15%.  To the extent the underwriters resell Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the Notes as such term is defined in the Securities Act of 1933, as amended.  The underwriters have advised us that, if they are unable to sell all the Notes at the public offering price, the underwriters propose to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, the underwriters may repurchase and resell the Notes in market-making transactions.  For more information about the plan of distribution, the distribution agreement (of which the terms agreement forms a part) and possible market-making activities; see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

0.80% Senior Notes, Due October 30, 2015 Royal Bank of Canada

Conflicts of Interest

RBC Capital Markets, LLC is our affiliate, and we will receive the net proceeds of the offering.  The underwriters are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) (formerly the National Association of Securities Dealers, Inc. (the “NASD”)). Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121.  RBC Capital Markets, LLC is not permitted to sell the Notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Royal Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Royal Bank.  The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area.  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Notes which are the subject of an offering contemplated by this pricing supplement and the accompanying prospectus and prospectus supplement to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive; or

(b) to fewer than 100 (or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Securities to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State.  “2010 PD Amending Directive” means Directive 2010/73/EU.

0.80% Senior Notes, Due October 30, 2015 Royal Bank of Canada

United Kingdom.  Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any of the notes in, from, or otherwise involving the United Kingdom.

The Netherlands.  Each underwriter has represented and agreed that any Notes will only be offered in the Netherlands to Qualified Investors (as defined in the Prospectus Directive), unless such offer is made in accordance with the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Hong Kong.  Each underwriter has represented and agreed that:

(a) it has not offered or sold and will not offer or sell in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and

(b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation, or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes that are or are intended to be disposed of (i) only to persons outside Hong Kong or (ii) only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore.  This pricing supplement and the accompanying prospectus and prospectus supplement have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus dated January 28, 2011 and prospectus supplement dated January 28, 2011 and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (b) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, then shares, debentures, and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 except:

0.80% Senior Notes, Due October 30, 2015 Royal Bank of Canada

(1) to an institutional investor (under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(b)(i)(B) of the SFA (in the case of that trust);

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law; or

(4) pursuant to Section 276(7) of the SFA.

0.80% Senior Notes, Due October 30, 2015 Royal Bank of Canada

VALIDITY OF NOTES

The validity of the Notes will be passed upon for us by Norton Rose Canada LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law, and by Sullivan & Cromwell LLP, New York, New York, as to matters of New York law. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

You should read this pricing supplement, together with the documents listed below, which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

•	Series E MTN prospectus supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

•	Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.